EXHIBIT 99.1

US Ecology Announces Fourth Quarter and Full Year 2017 Results

FOURTH QUARTER HIGHLIGHTS COMPARED TO PRIOR YEAR:

  Revenue $133.7 million, up 14%
  Base Business growth of 11%; Event Business growth of 36%
  Net income of $30.8 million
  Diluted earnings per share of $1.40
  Adjusted earnings per share of $0.73, up 103%
  Adjusted EBITDA of $35.7 million, up 31%

FULL YEAR HIGHLIGHTS COMPARED TO PRIOR YEAR:

  Revenue $504.0 million, up 6%
  Base Business growth of 5%; Event Business growth of 23%
  Net income of $49.4 million
  Diluted earnings per share of $2.25
  Adjusted earnings per share of $1.72, up 12%
  Adjusted EBITDA of $113.8 million, up 1%

FOURTH QUARTER ADJUSTMENTS (ITEMS OF NOTE):

  Favorable tax reform impacts of $23.8 million, or $1.08 per diluted share
  Goodwill and intangible asset impairment charge of $8.9 million, or $0.41 per diluted share
  Received $2.6 million in business interruption insurance proceeds, as expected

2018 BUSINESS OUTLOOK:

  Diluted earnings per share expected to range from $2.15 to $2.34 per share
  Adjusted EBITDA expected to range from $122 million to $128 million, up to 12% growth
  Effective income tax rate expected to be 27%
  Capital expenditures expected to range from $39 million to $42 million

BOISE, Idaho, Feb. 15, 2018 (GLOBE NEWSWIRE) --  US Ecology, Inc. (NASDAQ:ECOL) (“the Company”) today reported total revenue of $133.7 million and net income of $30.8 million, or $1.40 per diluted share (including approximately $1.08 per diluted share related to favorable tax reform related adjustments partially offset by a goodwill and intangible asset impairment charge $8.9 million, or $0.41 per diluted share) for the quarter-ended December 31, 2017.  Adjusted earnings per share, which also excludes foreign currency translation gains and losses and business development expenses, was $0.73 per diluted share in the fourth quarter of 2017, up 103%.

“The underlying strength in the industrial economy and within many of our customers’ operations helped drive volumes and led to solid performance in the fourth quarter,” commented Chairman and Chief Executive Officer, Jeff Feeler. “Our Base Business was stronger than expected, growing 11% over the fourth quarter last year. Contributing to this growth was strength in the Gulf Coast that rebounded from the hurricane that affected the region in the third quarter. Many of our customers that were affected by Hurricane Harvey saw business return to normal levels in the fourth quarter, driving higher volumes of Base Business into our Texas facility. Even after accounting for volumes that were likely rolled over from the third quarter, we believe Base Business increased approximately 8% in the fourth quarter of 2017, a healthy gain over the fourth quarter of 2016 and a positive sign as we look ahead to 2018. Event Business growth was also strong in the fourth quarter, up 36% compared to the fourth quarter last year. Our Field and Industrial Services segment also performed well, posting 14% revenue growth over the same quarter last year.”

Total revenue for the fourth quarter of 2017 of $133.7 million was up 14% from $117.2 million in the same quarter last year. Revenue for the Environmental Services (“ES”) segment was $97.8 million for the fourth quarter of 2017, up from $85.7 million in the fourth quarter of 2016. This increase consisted of 15% growth in treatment and disposal (“T&D”) revenue and 11% growth in transportation revenue compared to the fourth quarter of 2016. Revenue for the Field and Industrial Services (“FIS”) segment was $35.9 million for the fourth quarter of 2017 up 14% from $31.5 million in the same period of 2016, reflecting stronger overall market conditions.

Gross profit for the fourth quarter of 2017 was $47.6 million, up 32% from $36.1 million in the same quarter last year. Gross profit for the ES segment was $42.5 million in the fourth quarter of 2017, up from $32.1 million in the same quarter of 2016. T&D gross margin for the ES segment was 47% for the fourth quarter of 2017, compared to 41% for the fourth quarter of 2016. Gross profit for the fourth quarter of 2017 included the receipt of $2.6 million in business interruption insurance proceeds. Gross profit for the FIS segment in the fourth quarter of 2017 was $5.2 million. This compares to gross profit of $4.0 million in the fourth quarter of 2016, representing year-over-year improvement of 29%.

Selling, general and administrative (“SG&A”) expense for the fourth quarter of 2017 was $22.3 million compared with $19.9 million in the same quarter last year. The increase was due to higher labor and incentive compensation costs and higher consulting and professional services, partially offset by lower bad debt expense in the fourth quarter of 2017 compared to the fourth quarter of 2016.

In connection with its annual goodwill impairment assessment, the Company performed an evaluation of the recoverability of the assets associated with its airport recovery business and, as a result, recorded a non-cash goodwill and indefinite-lived intangible asset impairment charge of $8.9 million in the fourth quarter of 2017.  The charge primarily stemmed from continued unfavorable winter weather conditions resulting in reduced collection of deicing fluid and depressed commodity prices for recovered solvent.

Operating income for the fourth quarter of 2017 was $16.4 million and includes the $8.9 million impairment charge. This compares to $16.2 million in the fourth quarter of 2016. Excluding the impairment charge, operating income grew 56% over the same quarter last year.

Net interest expense for the fourth quarter of 2017 was $2.8 million, down from $4.2 million in the fourth quarter of 2016. The decrease was the result of a lower interest rate on our new credit facility and reduced debt levels in the fourth quarter of 2017 compared to the fourth quarter of 2016.

The Company’s consolidated effective income tax rate for the fourth quarter of 2017, when excluding the non-deductible impairment charge and the impact of tax reform was 36.0%, up from 35.5% for the fourth quarter of 2016. The increase was primarily due to a higher U.S. effective tax rate, partially offset by a higher proportion of earnings from our Canadian operations in the fourth quarter of 2017, which are taxed at a lower corporate tax rate.

Net income for the fourth quarter of 2017 was $30.8 million, or $1.40 per diluted share, compared to net income of $7.7 million, or $0.35 per diluted share, in the fourth quarter of 2016. A significant portion of the increase in net income and diluted earnings per share relates to adjustments to income tax expense associated with adjustments to our deferred tax liabilities as a result of tax reform. Tax reform favorably impacted net income by approximately $23.8 million and diluted earnings per share by approximately $1.08. Adjusted earnings per share, which excludes non-cash impairment charges, the impact of tax reform, foreign currency translation losses and business development expenses, was $0.73 per diluted share in the fourth quarter of 2017 compared to $0.36 per diluted share in the fourth quarter of 2016.

Adjusted EBITDA for the fourth quarter of 2017 was $35.7 million, up 31% from $27.3 million in the same period last year. Pro Forma adjusted EBITDA, which excludes business development expenses, was $35.8 million in the fourth quarter of 2017 compared to $27.4 million in the fourth quarter of 2016.

Reconciliations of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA and Pro Forma adjusted EBITDA are attached as Exhibit A to this release.

2017 RESULTS

Total revenue for 2017 grew 6% to $504.0 million compared to $477.7 million in 2016. ES segment revenue was $366.3 million for 2017, up from $337.8 million in 2016.  This consisted of an 8% increase in T&D revenue and an 8% increase in transportation revenue compared to last year. Revenue for the FIS segment was $137.7 million in 2017 compared to $139.9 million in 2016, reflecting the expiration of a contract that was not renewed and softer overall market conditions for industrial and remediation services.

Gross profit for 2017 was $153.1 million, up from $147.6 million in 2016. Gross profit for the ES segment was $135.0 million in 2017, up from $126.8 million in 2016. T&D gross margin for the ES segment was 40% in 2017, down from 42% in 2016, partially due to the March 2017 temporary shutdown of one of our large treatment facilities due to wind damage and expenses associated with the hurricanes in the Gulf Coast and Florida. Gross profit for the FIS segment in 2017 was $18.2 million. This compares to $20.8 million in 2016. The decline was due to lower route density in our small quantity generation services as we replace lost business from the prior year as well as overall softer market conditions and a less favorable service mix in our industrial service and remediation business.

SG&A expense for 2017 was $84.5 million compared with $77.6 million in the same period last year. The increase in SG&A expense was primarily due to higher labor and incentive compensation and higher property taxes, partially offset by lower bad debt expense in 2017 compared to 2016.

Operating income was $59.8 million for 2017, down 15% from $70.0 million in 2016. Excluding the non-cash goodwill and indefinite-lived intangible asset impairment charge of $8.9 million taken in the fourth quarter of 2017 associated with our airport recovery business, operating income declined 2% over 2016.

Net interest expense for 2017 was $18.1 million, up from $17.2 million in 2016. Interest expense for 2017 included the non-cash charge of $5.5 million associated with the write-off of deferred financing fees related to a former credit facility that was refinanced in April 2017.  Excluding the non-cash deferred financing fees charge, interest expense decreased compared to 2016 resulting from a lower interest rate on our new credit facility and reduced debt levels.

The Company’s consolidated effective income tax rate for 2017, when excluding the non-deductible impairment charge and the impact of tax reform, was 36.0%, down from 38.1% for 2016. The decrease was primarily due to a higher proportion of earnings from our Canadian operations in 2017, which are taxed at a lower corporate tax rate.

Net income was $49.4 million, or $2.25 per diluted share, in 2017 compared to $34.3 million, or $1.57 per diluted share, in 2016. Adjusted earnings per share, which excludes non-cash impairment charges, the impact of tax reform, foreign currency translation gains and losses, the gain on sale of divested businesses, the non-cash write-off of deferred financing fees, and business development expenses, was $1.72 per diluted share for 2017 compared to $1.53 per diluted share for 2016.

Adjusted EBITDA was $113.8 million in 2017, up 1% from $112.8 million in 2016. Pro Forma adjusted EBITDA, which excludes business and business development expenses, was $114.3 million in 2017 compared to $113.4 million in 2016.

Reconciliations of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA and Pro Forma adjusted EBITDA are attached as Exhibit A to this release.

2018 OUTLOOK

"The strong momentum we experienced in the fourth quarter is expected to continue into 2018, supported by the positive macro trends seen throughout the U.S. economy since late 2016 and the improving outlook for many of our customers,” commented Feeler. “As a result, we expect to see our Environmental Services Base Business grow 3-5% for 2018. Our strong Environmental Services Event Business pipeline continues to support our belief that we will be able to replace completed 2017 projects and show continued growth in 2018. We also expect to report gains in our Field and Industrial Services segment in 2018 as we execute on contract wins from 2017."

Based on current business conditions, management is projecting 2018 earnings per diluted share between $2.15 and $2.34, which includes approximately $0.26 per diluted share attributable to the lower U.S. tax rate. We expect that our adjusted EBITDA will range from $122 million to $128 million, reflecting growth of up to 12%, compared to 2017 pro forma adjusted EBITDA of $114.3 million.

2018 revenue is anticipated to range from $530 million to $553 million, compared to $504 million in 2017. This is expected to be comprised of ES segment revenue between $385 and $393 million and FIS segment revenue between $145 and $160 million.

We anticipate our consolidated effective tax rate for 2018 to be approximately 27%, reflecting the lower U.S. corporate tax rate as a result of tax reform.

The following table reconciles our projected net income to our adjusted EBITDA guidance range:

	For the Year Ending December 31, 2018
(in thousands)	Low	High

Net Income	$47,000	$51,200
Income tax expense	17,400	18,900
Interest expense	10,400	10,400
Other income	(300)	(300)
Depreciation and amortization of plant and equipment	29,400	29,700
Amortization of intangible assets	9,600	9,600
Stock-based compensation	4,200	4,200
Accretion of closure & post-closure obligations	4,300	4,300
Adjusted EBITDA	$122,000	$128,000

Projections exclude any foreign currency translation gains or losses, business development expenses or other unusual transactions.

2018 capital spending is estimated to range from $39 to $42 million, including 2017 carryover amounts. This compares to the $36.2 million spent in 2017. Approximately 40% of our 2018 capital expenditures will focus on constructing additional landfill disposal space.  Approximately 20% will be focused on high return-on-investment growth projects with the balance focused on improving infrastructure, replacing equipment at our operating facilities and continuing our information system investment.

Factoring in the above guidance, we anticipate strong free cash flow generation in 2018, approximating $56 million to $60 million and representing over 15% growth over 2017.

DIVIDEND

On January 2, 2018, the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on January 19, 2018. The $3.9 million dividend was paid on January 26, 2018.

CONFERENCE CALL

US Ecology, Inc. will hold an investor conference call on Friday, February 16, 2018 at 10:00 a.m. Eastern Standard Time (8:00 a.m. Mountain Standard Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management’s presentation. Interested parties can access the conference call by dialing 877-512-4138 or 412-317-5478. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through February 23, 2018 by calling 877-344-7529 or 412-317-0088 and using the passcode 10116494. The replay will also be accessible on our website at www.usecology.com.

ABOUT US ECOLOGY, INC.

US Ecology, Inc. is a leading North American provider of environmental services to commercial and government entities. The Company addresses the complex waste management needs of its customers, offering treatment, disposal and recycling of hazardous, non-hazardous and radioactive waste, as well as a wide range of complementary field and industrial services. US Ecology’s focus on safety, environmental compliance, and best–in-class customer service enables us to effectively meet the needs of our customers and to build long-lasting relationships. US Ecology has been protecting the environment since 1952 and has operations in the United States, Canada and Mexico. For more information, visit www.usecology.com.

Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on management's beliefs and assumptions, which in turn are based on currently available information. Important assumptions include, among others, those regarding demand for Company services, expansion of service offerings geographically or through new or expanded service lines, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include the replacement of non-recurring event clean-up projects, a loss of a major customer, our ability to permit and contract for timely construction of new or expanded disposal cells, our ability to renew our operating permits or lease agreements with regulatory bodies, loss of key personnel, compliance with and changes to applicable laws, rules, or regulations, access to insurance, surety bonds and other financial assurances, a deterioration in our labor relations or labor disputes, our ability to perform under required contracts, failure to realize anticipated benefits and operational performance from acquired operations, adverse economic or market conditions, government funding or competitive pressures, incidents or adverse weather conditions that could limit or suspend specific operations, access to cost effective transportation services, fluctuations in foreign currency markets, lawsuits, our willingness or ability to repurchase shares or pay dividends, implementation of new technologies, limitations on our available cash flow as a result of our indebtedness and our ability to effectively execute our acquisition strategy and integrate future acquisitions.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission (the “SEC”), we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" sections of our annual and quarterly reports could harm our business, prospects, operating results, and financial condition.

US ECOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016
Revenue
Environmental Services	$97,753	$85,666	$366,308	$337,771
Field & Industrial Services	35,944	31,506	137,734	139,894
Total	133,697	117,172	504,042	477,665

Gross Profit
Environmental Services	42,463	32,132	134,968	126,818
Field & Industrial Services	5,162	3,995	18,159	20,777
Total	47,625	36,127	153,127	147,595

Selling, General & Administrative Expenses
Environmental Services	6,120	5,626	24,185	21,418
Field & Industrial Services	1,692	2,383	9,278	10,115
Corporate	14,496	11,874	51,003	46,033
Total	22,308	19,883	84,466	77,566

Impairment Charges
Environmental Services	8,903	-	8,903	-

Operating income	16,414	16,244	59,758	70,029

Other income (expense):
Interest income	13	6	62	96
Interest expense	(2,770)	(4,167)	(18,157)	(17,317)
Foreign currency gain (loss)	(5)	(330)	516	(138)
Other	254	151	791	2,631
Total other expense	(2,508)	(4,340)	(16,788)	(14,728)

Income before income taxes	13,906	11,904	42,970	55,301
Income tax (benefit) expense	(16,860)	4,221	(6,395)	21,049

Net income	$30,766	$7,683	$49,365	$34,252

Earnings per share:
Basic	$1.42	$0.35	$2.27	$1.58
Diluted	$1.40	$0.35	$2.25	$1.57

Shares used in earnings
per share calculation:
Basic	21,780	21,717	21,758	21,704
Diluted	21,930	21,814	21,902	21,789

Dividends paid per share	$0.18	$0.18	$0.72	$0.72

US ECOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31, 2017	December 31, 2016
Assets

Current Assets:
Cash and cash equivalents	$27,042	$7,015
Receivables, net	110,777	96,819
Prepaid expenses and other current assets	9,138	7,458
Income tax receivable	-	4,076
Total current assets	146,957	115,368

Property and equipment, net	234,432	226,237
Restricted cash and investments	5,802	5,787
Intangible assets, net	222,812	234,356
Goodwill	189,373	193,621
Other assets	2,700	1,031
Total assets	$802,076	$776,400

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$14,868	$13,948
Deferred revenue	8,532	7,820
Accrued liabilities	22,888	22,605
Accrued salaries and benefits	14,242	10,720
Income tax payable	2,970	165
Current portion of closure and post-closure obligations	2,330	2,256
Short-term borrowings	-	2,177
Current portion of long-term debt	-	2,903
Total current liabilities	65,830	62,594

Long-term closure and post-closure obligations	73,758	72,826
Long-term debt	277,000	274,459
Other long-term liabilities	3,828	5,164
Deferred income taxes, net	57,583	81,333
Total liabilities	477,999	496,376

Contingencies and commitments

Stockholders’ Equity

Common stock	218	218
Additional paid-in capital	177,498	172,704
Retained earnings	155,533	121,879
Treasury stock	(68)	(52)
Accumulated other comprehensive loss	(9,104)	(14,725)
Total stockholders’ equity	324,077	280,024
Total liabilities and stockholders’ equity	$802,076	$776,400

US ECOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Year Ended December 31,
	2017	2016
Cash Flows From Operating Activities:
Net income	$49,365	$34,252
Adjustments to reconcile net income to net cash provided by
operating activities:
Impairment charges	8,903	-
Depreciation and amortization of property and equipment	28,302	25,304
Amortization of intangible assets	9,888	10,575
Accretion of closure and post-closure obligations	3,026	3,953
Gain on disposition of business	-	(2,034)
Unrealized foreign currency (gain) loss	(1,283)	65
Deferred income taxes	(25,309)	(2,704)
Share-based compensation expense	3,933	2,925
Net loss (gain) on disposal of property and equipment	408	(569)
Amortization and write-off of debt issuance costs	6,009	2,006
Amortization and write-off of debt discount	667	148
Changes in assets and liabilities:
Receivables	(13,861)	10,912
Income tax receivable	4,121	(2,043)
Other assets	(1,328)	1,149
Accounts payable and accrued liabilities	2,012	(7,735)
Deferred revenue	617	(281)
Accrued salaries and benefits	3,420	(864)
Income tax payable	3,921	49
Closure and post-closure obligations	(1,795)	(481)
Net cash provided by operating activities	81,016	74,627

Cash Flows From Investing Activities:
Purchases of property and equipment	(36,240)	(35,696)
Business acquistion (net of cash acquired)	-	(9,983)
Purchases of restricted cash and investments	(1,628)	(2,317)
Proceeds from divestitures (net of cash divested)	-	2,723
Proceeds from sale of restricted cash and investments	1,613	2,278
Proceeds from sale of property and equipment	974	991
Net cash used in investing activities	(35,281)	(42,004)

Cash Flows From Financing Activities:
Payments on long-term debt	(287,040)	(17,954)
Proceeds from long-term debt	281,000	-
Payments on short-term borrowings	(13,438)	(47,228)
Proceeds from short term borrowings	11,260	49,405
Dividends paid	(15,711)	(15,673)
Deferred financing costs paid	(2,967)	-
Proceeds from exercise of stock options	1,050	229
Payment of equipment financing obligations	(377)	(179)
Other	(121)	(189)
Net cash used in financing activities	(26,344)	(31,589)

Effect of foreign exchange rate changes on cash	636	(8)

Increase in cash and cash equivalents	20,027	1,026

Cash and cash equivalents at beginning of period	7,015	5,989

Cash and cash equivalents at end of period	$27,042	$7,015

 EXHIBIT A
Non-GAAP Results and Reconciliation

US Ecology reports adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share results, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (GAAP) and believes that such information provides analysts, stockholders, and other users information to better understand the Company’s operating performance. Because adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share are significant components in understanding and assessing financial performance.

Adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
  Although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect cash requirements for such replacements; and
  Pro Forma adjusted EBITDA does not reflect our business development expenses, which may vary significantly quarter to quarter.

Adjusted EBITDA

The Company defines adjusted EBITDA as net income before interest expense, interest income, income tax expense/benefit, depreciation, amortization, stock based compensation, accretion of closure and post-closure liabilities, foreign currency gain/loss, non-cash impairment charges and other income/expense, which are not considered part of usual business operations.

Pro Forma adjusted EBITDA

The Company defines Pro Forma adjusted EBITDA as adjusted EBITDA (see definition above) plus business development expenses incurred during the period. We believe Pro Forma adjusted EBITDA is helpful in understanding our business and how it relates to our 2018 guidance which does not include business development expenses.

The following reconciliation itemizes the differences between reported net income and adjusted EBITDA and Pro Forma adjusted EBITDA for the three months and year ended December 31, 2017 and 2016:

(in thousands)	Three Months Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016

Net Income	$30,766	$7,683	$49,365	$34,252
Income tax (benefit) expense	(16,860)	4,221	(6,395)	21,049
Interest expense	2,770	4,167	18,157	17,317
Interest income	(13)	(6)	(62)	(96)
Foreign currency (gain) loss	5	330	(516)	138
Other income	(254)	(151)	(791)	(2,631)
Impairment charges	8,903	-	8,903	-
Depreciation and amortization of plant and equipment	7,295	6,743	28,302	25,304
Amortization of intangible assets	2,303	2,668	9,888	10,575
Stock-based compensation	978	744	3,933	2,925
Accretion and non-cash adjustments of closure & post-closure obligations	(219)	872	3,026	3,953
Adjusted EBITDA	$35,674	$27,271	$113,810	$112,786

Business development expenses	117	138	500	637
Pro Forma adjusted EBITDA	$35,791	$27,409	$114,310	$113,423

Adjusted Earnings Per Diluted Share

The Company defines adjusted earnings per diluted share as net income adjusted for the after-tax impact of the non-cash impairment charges, the impact of tax reform, the after-tax impact of the non-cash write-off of deferred financing fees related to our former credit agreement, the after-tax impact of business development costs, gains and losses on sale of divested businesses and non-cash foreign currency translation gains or losses, divided by the number of diluted shares used in the earnings per share calculation.

Impairment charges excluded from the earnings per diluted share calculation are related to the Company’s annual goodwill and intangible asset impairment assessment.  The foreign currency translation gains or losses excluded from the earnings per diluted share calculation are related to intercompany loans between our Canadian subsidiaries and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in Canadian dollars (“CAD”) requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/United States currency movements from period to period. Business development costs relate to expenses incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses. The non-cash write-off of deferred financing fees relates to the write-off of the remaining unamortized fees associated with our former credit agreement which was refinanced in April 2017.

We believe excluding non-cash impairment charges, the impact of tax reform, the after-tax impact of the non-cash write-off of deferred financing fees related to our former credit agreement, the after-tax impact of business development costs, gains and losses on sale of divested businesses and non-cash foreign currency translation gains or losses provides meaningful information to investors regarding the operational and financial performance of the Company.

The following reconciliation itemizes the differences between reported net income and earnings per diluted share to adjusted net income and adjusted earnings per diluted share for the three months and year ended December 31, 2017 and 2016:

(in thousands, except per share data)	Three Months Ended December 31,
	2017				2016
	Income before income taxes	Income tax (expense)/ benefit	Net income	per share	Income before income taxes	Income tax expense	Net income	per share
As Reported	$13,906	$16,860	$30,766	$1.40	$11,904	$(4,221)	$7,683	$0.35

Adjustments:
Plus: Impairment charges	8,903	-	8,903	0.41	-	-	-	-
Less: Impact of tax reform	-	(23,778)	(23,778)	(1.08)	-	-	-	-
Plus: Business development costs	117	(42)	75	-	138	(49)	89	-
Non-cash foreign currency translation loss	73	(26)	47	-	411	(146)	265	0.01
As Adjusted	$22,999	$(6,986)	$16,013	$0.73	$12,453	$(4,416)	$8,037	$0.36

Shares used in earnings per diluted share calculation			21,930				21,814

(in thousands, except per share data)	For the Year Ended December 31,
	2017				2016
	Income before income taxes	Income tax (expense)/ benefit	Net income	per share	Income before income taxes	Income tax expense	Net income	per share
As Reported	$42,970	$6,395	$49,365	$2.25	$55,301	$(21,049)	$34,252	$1.57

Adjustments:
Plus: Impairment charges	8,903	-	8,903	0.41	-	-	-	-
Less: Impact of tax reform	-	(23,778)	(23,778)	(1.08)	-	-	-	-
Plus: Non-cash write-off of deferred financing fees related to former credit agreement	5,461	(1,972)	3,489	0.16	-	-	-	-
Plus: Business development costs	500	(181)	319	0.01	637	(242)	395	0.02
Less: Gain on sale of divested business	-	-	-	-	(2,034)	774	(1,260)	(0.06)
Non-cash foreign currency translation (gain) loss	(1,124)	406	(718)	(0.03)	88	(33)	55	-
As Adjusted	$56,710	$(19,130)	$37,580	$1.72	$53,992	$(20,550)	$33,442	$1.53

Shares used in earnings per diluted share calculation			21,902				21,789

Contact: Alison Ziegler, Darrow Associates (201) 220-2678
aziegler@darrowir.com www.usecology.com